Exhibit 5.1
March 16, 2020
The Board of Directors
Carrier Global Corporation
13995 Pasteur Boulevard
Palm Beach Gardens, Florida 33418
Ladies and Gentlemen:

This opinion is furnished in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) by Carrier Global Corporation (the “Corporation”) under the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of up to 80,000,000 shares (the “Shares”) of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Carrier Global Corporation 2020 Long-Term Incentive Plan (the “Plan”) adopted in connection with the distribution by United Technologies Corporation (“UTC”) of all of the outstanding shares of the Common Stock to shareowners of UTC (the “Distribution”).
I have acted as counsel to the Corporation in connection with certain matters relating to the Plan, including the registration of the Shares. I have reviewed such corporate proceedings relating thereto and have examined such records, certificates and other documents and considered such questions of law as I have deemed necessary in giving this opinion, including:

(i)
the Corporation’s certificate of incorporation as currently in effect and amendments thereto as contemplated to be in effect at the time of the Distribution (the certificate of incorporation, as so amended, the “Certificate of Incorporation”);

(ii)	the Corporation’s bylaws as currently in effect and amendments thereto as contemplated to be in effect at the time of the Distribution (the bylaws, as so amended, the “Bylaws”);

(iii)	certain resolutions adopted by the Board of Directors of the Corporation;

(iv)	a copy of the Plan; and

(v)	the Registration Statement.
In examining the foregoing documents, I have assumed all signatures are genuine, that all documents purporting to be originals are authentic, that all copies of documents conform to the originals and that the representations and statements included therein are accurate.
I have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources I believe to be responsible.
Based on the foregoing, it is my opinion that when the Certificate of Incorporation and the Bylaws each becomes effective and the Shares have been issued, delivered and paid for in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and in accordance with the provisions of the Plan, the Shares will be validly issued, fully paid and non-assessable.
I do not express any opinion herein on any laws other than the Delaware General Corporation Law.
I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforementioned Registration Statement and to the reference to my name under the heading “Interests of Named Experts and Counsel” in the Registration Statement and any amendments thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ariel David
Ariel David
Vice President, Legal & Secretary